Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 236-7101
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

Dade Behring Reports Record Financial Performance

EPS growth of 79 percent for the quarter and 53 percent for the full year

Deerfield, IL (February 22, 2005) — Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported a 92 percent growth in net income and an increase in global revenue of 7.3 percent for the quarter ended December 31, 2004.  Full-year net income grew 66 percent and revenue increased 8.6 percent, marking another record-setting year for the company in terms of revenue and earnings.  Net income for the quarter was $24 million, or $0.52 per share (diluted) versus $13 million and $0.29 per share (diluted) for the fourth quarter, 2003.  Full-year net income was $80 million, or $1.76 per share (diluted).

“The effectiveness of our targeted business strategy and the relevance of our innovation to the needs of the central lab continue to drive healthy growth and build shareholder value,” said Jim Reid-Anderson, Dade Behring’s Chairman, President, and CEO.  “We are extremely pleased with the overall results of both the fourth quarter and full-year 2004, particularly in terms of our very high customer satisfaction and customer loyalty ratings across the world, which position us well for future growth. As we have increased revenue, we have never lost sight of the need to maintain and strengthen customer relationships and to make the right investments as the foundation for our future.  Our intent is to stay focused on the business strategy that has worked so well for us.”

Fourth quarter revenue was $420 million, compared with $392 million during the same period last year, a year-over-year increase of 7.3 percent.  On a constant currency basis(1), core product revenue increased 5.7 percent and total revenue rose 3.4 percent.  For the full year 2004, revenues were $1.56 billion, compared with $1.44 billion in 2003, a year-over-year increase of 8.6 percent.  On a constant currency basis, full year core product revenue grew 6.3 percent and total revenue increased 4.0 percent.

“During 2004, we saw a global revenue increase, with particularly strong growth in Latin America and the United States.  We also experienced healthy growth across key product lines, with record revenue for our Dimension® and Hemostasis products,” said Reid-Anderson.  “Profit margins were also strong, reflecting our balanced business strategy.”  Full year gross profit margins increased from 52.8 percent in 2003 to 54.8 percent in 2004.

Fourth quarter 2004 Bank EBITDA(2) was $89 million, compared with $83 million in the fourth quarter of 2003, even as the company invested an incremental $7 million in R&D.  Full-year 2004 Bank EBITDA increased by $42 million to $340 million after investing an incremental $17 million in R&D.  Full-year Bank EBITDA growth was positively affected by $17 million in currency exchange rates.

“We continue to invest where it makes most sense for our customers and our business,” said John Duffey, Dade Behring’s Chief Financial Officer.  “Our goal will always be profitable growth, and we are making the right commitments and investments to ensure that we stay on track with that goal and continue to provide outstanding products and services to our customers.”

The company also generated strong cash flow, with $50 million of cash flow from operations after capital expenditures for the fourth quarter and $118 million for the full year.  Net debt (gross debt less cash) as of December 31, 2004 was $412 million, a decrease of $157 million from December 31, 2003.  In the fourth quarter, the company repaid $40 million of its term debt and redeemed $6 million of its senior subordinated

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notes.  The company paid an incremental $40 million of its term debt in January and February, 2005.

Diluted earnings per share for the quarter of $0.52 increased by 79 percent over the same period in 2004.  For the full year, diluted earnings per share were $1.76, a year-over-year increase of 53 percent.  During the fourth quarter, the company incurred $0.7 million of pre-tax premiums related to bond redemptions and recorded incremental deferred financing fee amortization of $0.6 million due to accelerated payments on the company’s term loans.  Together, these items negatively impacted diluted EPS by $0.02.  For the full year 2004, the company paid $5.0 million in bond redemption premiums and incurred $2.4 million of accelerated deferred financing fee amortization, which together negatively impacted diluted EPS by $0.11.

Cash earnings per share(3) (diluted) was $0.59 and $2.98 for the fourth quarter and for the year, respectively.  (See attached reconciliation of cash earnings to operating cashflow).

The company recorded $1.2 million of stock-based compensation expense in the fourth quarter, a $7.8 million reduction from the fourth quarter, 2003.  For the full year, stock-based compensation expense declined by $4.1 million.

Operational Highlights

Key drivers for the fourth quarter, 2004, included the following:

•                  Double-digit growth in the company’s flagship Dimension® product line

•                  Strong sales growth for the company’s hemostasis products

•                  Strong sales for the company’s Syva® drug-testing products

Fourth quarter 2004 sales in the United States increased by 4.9 percent over the fourth quarter of 2003, with non-U.S. sales growth of 2.2 percent (constant currency).  Non-U.S.

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revenue growth was negatively impacted by a decline in MicroScan® product sales in Japan, primarily due to the reduction of inventory levels at distributors.

The company’s worldwide base of installed instruments grew to approximately 35,100 units as of December 31, 2004, an increase of 8.1 percent compared with the company’s installed base as of December 31, 2003, and a 1.2 percent increase over the prior quarter.

During the fourth quarter, the company introduced its low-volume Dimension® Xpand® Plus analyzer, a second-generation integrated chemistry/immunochemistry system with an extensive test menu, expanded automated features, and small footprint.  In addition, the company announced that it had been granted semi-exclusive rights by The Cleveland Clinic Foundation for the commercialization of automated diagnostic tests using myeloperoxidase (MPO), a cardiac disease marker reported to be useful in identifying inflammation in the walls of coronary arteries.  The company also announced its agreement with the University of Frankfurt and Innovectis for the exclusive rights to placental growth factor (PlGF), for diagnosing cardiovascular diseases, and soluble CD40 ligand (sCD40L), for the prognosis of the course of disease in acute coronary syndrome (ACS).  Recent studies show that these markers add substantial information for the diagnosis of ACS.

“The addition of these three new cardiac markers to our current product portfolio continues to strengthen our leadership position in the cardiac testing arena,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO.  “Since cardiovascular diseases are the leading cause of death across the world, we believe our industry should feel very responsible for developing and offering those diagnostics tests that can best help physicians predict and treat heart disease.  We intend to be the acknowledged front runner in this area, providing access to the best that science has to offer.”

The company also communicated in December that its Dimension® NT-proBNP test had received FDA clearance for two additional claims:  assessment of heart failure severity in patients diagnosed with congestive heart failure, and risk stratification of patients with

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acute coronary syndrome and heart failure.  The test will also be launched on the company’s Stratus® CS Acute Care™ Diagnostics System in the first quarter of 2005.

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, perspective, performance, opportunities and regulatory approval.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

(1). “Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

(2). To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report “Bank EBITDA” (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement).

(3). “Cash earnings per share” is not a U. S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s recent restructuring.

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Dade Behring Holdings, Inc.

Revenue By Product Line
and Region (unaudited)

(Dollars in millions)

	Quarter Ended December 31,
			% Change
Product Line	2004	2003	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$273.7	$245.2	11.6%	8.1%
Hemostasis	74.0	65.3	13.3%	7.9%
Microbiology	41.8	44.7	-6.5%	-8.0%
Infectious Disease Diagnostics	22.0	20.4	7.8%	-0.3%
Total Core Products	411.5	375.6	9.6%	5.7%
Mature Products/Other	8.5	16.0	-46.9%	-50.0%
Total	$420.0	$391.6	7.3%	3.4%

Region
United States	$194.2	$185.2	4.9%	4.9%
Non-U.S.	225.8	206.4	9.4%	2.2%
Total	$420.0	$391.6	7.3%	3.4%

	Year Ended December 31,
			% Change
Product Line	2004	2003	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$1,005.6	$903.7	11.3%	7.2%
Hemostasis	276.7	237.0	16.8%	10.5%
Microbiology	152.5	150.5	1.3%	-1.5%
Infectious Disease Diagnostics	84.0	78.9	6.5%	-2.3%
Total Core Products	1,518.8	1,370.1	10.9%	6.3%
Mature Products/Other	41.0	66.3	-38.2%	-41.7%
Total	$1,559.8	$1,436.4	8.6%	4.0%

Region
United States	$716.9	$680.3	5.4%	5.4%
Non-U.S.	842.9	756.1	11.5%	2.9%
Total	$1,559.8	$1,436.4	8.6%	4.0%

*                      “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

(Dollars in millions, except share-related data)	December 31, 2004	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$30.0	$79.5
Accounts receivable, net	318.1	293.6
Inventories	168.8	177.6
Prepaid expenses and other current assets	15.4	18.1
Deferred income taxes	7.5	1.0
Total current assets	539.8	569.8

Property, plant and equipment, net	446.3	427.7
Debt issuance costs, net	9.9	15.6
Deferred income taxes	16.0	7.9
Identifiable intangible assets, net	396.8	409.8
Goodwill	466.0	514.6
Other assets	29.6	25.9
Total assets	$1,904.4	$1,971.3

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$8.6	$4.8
Accounts payable	81.5	89.7
Accrued liabilities	274.9	257.2
Total current liabilities	365.0	351.7

Long-term debt	433.6	643.4
Deferred income taxes	102.1	108.2
Other liabilities	158.5	171.7
Total liabilities	1,059.2	1,275.0

Commitments and contingencies

Common stock: $.01 par value; 65,000,000 shares authorized at December 31, 2004 and December 31, 2003; 43,694,499 and 41,411,506 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	0.4	0.4
Additional paid-in capital	733.0	686.1
Unearned stock-based compensation	(8.1)	(10.6)
Retained earnings (accumulated deficit)	79.4	(0.5)
Accumulated other comprehensive income	40.5	20.9
Total shareholders’ equity	845.2	696.3
Total liabilities and shareholders’ equity	$1,904.4	$1,971.3

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in millions, except per share data)	2004	2003	2004	2003

Net sales	$420.0	$391.6	$1,559.8	$1,436.4
Cost of goods sold	192.1	186.0	704.8	678.2
Gross profit	227.9	205.6	855.0	758.2

Operating costs and expenses:
Marketing and administrative expenses	142.3	142.4	529.2	493.9
Research and development expenses	37.8	30.9	134.0	117.5
Restructuring expense, net	—	(0.9)	—	(0.9)
Income from operations	47.8	33.2	191.8	147.7

Other income (expense):
Interest expense	(14.3)	(18.3)	(64.0)	(77.8)
Interest income	0.4	0.7	2.4	3.1
Foreign exchange gain (loss)	1.7	1.1	(2.5)	0.8
Loss on redemption/purchase of senior subordinated notes	(0.7)	—	(5.0)	—
Other	(1.5)	1.6	(2.3)	0.5
Income before income tax expense	33.4	18.3	120.4	74.3
Income tax expense	9.4	5.8	40.5	26.2
Net income	$24.0	$12.5	$79.9	$48.1

Basic shares outstanding	43.5 million	41.0 million	42.8 million	40.3 million
Diluted shares outstanding	46.0 million	43.6 million	45.5 million	41.9 million

Basic earnings per common share	$0.55	$0.30	$1.86	$1.19
Diluted earnings per common share	$0.52	$0.29	$1.76	$1.15

Net income to Bank EBITDA reconciliation:
Net income	$24.0	$12.5	$79.9	$48.1
Depreciation and amortization (including amortization of debt issuance costs)	39.3	37.0	152.8	136.7
Non-cash charges:
Loss on disposal of fixed assets	2.8	2.0	4.5	4.4
Stock-based compensation expense	1.2	9.0	6.4	10.5
Income tax expense	9.4	5.8	40.5	26.2
Interest expense, net (excluding amortization of debt issuance costs)	12.4	16.7	55.6	71.8
Bank EBITDA	$89.1	$83.0	$339.7	$297.7

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$93.2	$88.4	$249.5	$254.4
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	(28.7)	(29.9)	(10.4)	(59.1)
Capital expenditures	(43.4)	(41.1)	(131.8)	(112.6)
Income tax expense	9.4	5.8	40.5	26.2
Cash paid during the period for taxes	(3.5)	(3.1)	(12.3)	(10.1)
Cash Earnings	$27.0	$20.1	$135.5	$98.8

Net income to Cash Earnings reconciliation:
Net income	$24.0	$12.5	$79.9	$48.1
Depreciation and amortization (including amortization of debt issuance costs)	39.3	37.0	152.8	136.7
Capital expenditures	(43.4)	(41.1)	(131.8)	(112.6)
Stock-based compensation expense	1.2	9.0	6.4	10.5
Income tax expense	9.4	5.8	40.5	26.2
Cash paid during the period for taxes	(3.5)	(3.1)	(12.3)	(10.1)
Cash Earnings	$27.0	$20.1	$135.5	$98.8

Dade Behring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in millions, except per share data)	Year Ended December 31, 2004	Year Ended December 31, 2003

Operating Activities:
Net income	$79.9	$48.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	152.8	136.7
Net loss on disposal of fixed assets	4.5	3.2
Stock-based compensation expense	6.4	10.5
Provisions for restructuring reserve, net	—	(0.9)
Payments from restructuring reserves	(0.4)	(3.7)
Deferred income taxes	27.8	16.3
Changes in balance sheet items	(21.5)	44.2
Net cash flow provided by operating activities	249.5	254.4

Investing Activities:
Capital expenditures	(131.8)	(112.6)
Proceeds from sales of assets	—	1.2
Decrease in restricted cash	—	7.9
Net cash flow utilized for investing activities	(131.8)	(103.5)

Financing Activities:
Net proceeds (repayments) related to short-term debt	3.0	(1.4)
Repayments of borrowings under new bank credit agreement	(169.9)	(125.4)
Redemption/purchase of senior subordinated notes	(40.3)	—
Payment of debt issuance costs	(0.3)	(4.5)
Proceeds from exercise of stock options	30.9	19.1
Proceeds from employee stock purchase plan	8.6	2.8
Net cash flow utilized for financing activities	(168.0)	(109.4)

Effect of foreign exchange rates on cash	0.8	2.5

Net (decrease) increase in cash and cash equivalents	(49.5)	44.0

Cash and Cash Equivalents:
Beginning of Period	79.5	35.5

End of Period	$30.0	$79.5